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                                                                 EXHIBIT (c)(2)

                               [PEAK LETTERHEAD]

PRIVATE & CONFIDENTIAL

                                                February 19, 1997
Moore Corporation Limited
1 First Canadian Place
P.O. Box 78
Toronto, Ontario M5X 1G5
Canada

Gentlemen:

        In connection with a possible business combination transaction (the "Transaction") between Moore Corporation Limited ("Moore") and The Peak Technologies Group, Inc., (the "Company"), Moore has requested certain information from the Company. As a condition to furnishing Moore with such information, the Company is requiring that Moore agree as set forth below, to treat confidentially such information and any other information (collectively, the "Evaluation Material") which the Company or any of the Company's stockholders, directors, officers, employees, agents or representatives, including attorneys, accountants and financial advisors, (collectively, "representatives") furnishes to Moore or its representatives. The term "Evaluation Material" will also include all analyses, compilations, studies or other documents prepared by Moore or its representatives containing or based in whole or in part on any information furnished by the Company or its representatives (collectively, "Analyses"). The term "Moore" shall include Moore Corporation Limited as well as such associate or affiliate, as such terms are defined in Regulation 12(b) of the General Rules and Regulations of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), of Moore.

        Moore agrees that the Evaluation Material, except as hereinafter provided, without the prior written consent of the Company, will not be used by Moore in any way detrimental to the Company, will be kept confidential by Moore and its representatives, shall not be disclosed by Moore or its representatives, in any manner whatsoever, in whole or in part, and shall not be used by Moore or its representatives other than for the purpose of evaluating the Transaction. Moore further agrees to transmit the Evaluation Material only to those of its representatives who need to know such information for the purpose of evaluating the Transaction and who shall (i) be advised by Moore of this Agreement and (ii) agree with Moore to be bound by the provisions hereof. Moore shall be responsible for any breach of this Agreement by its representatives.

        Without the prior written consent of the Company, or except upon the advise of its outside legal counsel that it is legally required to do so, Moore will not and will direct its
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Moore Corporation Limited - Page Two

representatives who are given access to the Evaluation Material not to, disclose to any person (other than a person authorized hereunder) the existence of this letter, or any of the terms, conditions or other facts with respect to the possible Transaction, including the status thereof. The term "person" as used in this Agreement shall be broadly interpreted to include without limitation any corporation, limited liability company, partnership, other entity or any individual.


        In the event that Moore or its representatives are requested or become legally compelled in any judicial, or administrative proceeding or by any governmental or regulatory authority (through oral questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process) to disclose any of the Evaluation Material or the fact that the Evaluation Material has been made available to Moore or its representatives, that discussions or negotiations are taking place or any of the terms, conditions or other facts with respect to the possible Transaction (the Evaluation Material together with such other information, the "Confidential Information"), Moore agrees that it or its representatives, as the case may be, will provide the Company with prompt written notice thereof so that the Company may seek a protective order or other appropriate remedy and/or compliance with the provisions of this Agreement.

        Moore further agrees that if, in the absence of a protective order or the receipt of a waiver hereunder, Moore or any of its representatives is nonetheless, in the reasonable written opinion of its outside legal counsel addressed to the Company, compelled to disclose Confidential Information, Moore or such representative may disclose such information. In such event, or in the event that the Company waives compliance with the provisions of this Agreement, Moore agrees that only that portion of the Confidential Information which is legally required to be furnished shall be furnished and that is will exercise its best efforts to obtain reliable assurance that confidential treatment will be accorded to that portion of the Confidential Information which is being disclosed.

        In addition, Moore acknowledges that it is aware (and, if applicable, that its representatives who are apprised of this matter have been advised) that the United States securities laws prohibit any person who has material non-public information about a company, including its subsidiaries, from purchasing or selling securities of such company.

        In consideration of being furnished that Evaluation Material and in view of the fact that the Evaluation Material consists of confidential and non-public information, Moore agrees that for a period of thirty-six months from the date of this Agreement (the "Review Period"), Moore will not in any manner, nor will Moore assist or encourage others (including by providing financing) to, directly or indirectly (i) acquire or offer or agree to acquire any securities or assets of the Company or become a member of any "group" (within the meaning of Section 13(d) of the Exchange Act) which holds or proposes to acquire securities of the Company; (ii) commence, propose or announce any tender offer, merger or other business combination involving the Company or any of its Subsidiaries, or



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Moore Corporation Limited - Page Three

any recapitalization, restructuring liquidation, dissolution or other extraordinary transaction with respect to the Company or any of its subsidiaries; (iii) engage in any "solicitation" of "proxies"(as such terms are used in the proxy rules promulgated under the Exchange Act) or consents to vote any voting securities of the Company or seek to advise or influence any person or entity with respect to the voting of any securities of the Company; (iv) make any filing under the Hart-Scott Rodino Antitrust Improvements Act of 1976 with respect to the acquisition of voting securities or assets of the Company; (v) otherwise seek or propose to influence or control the Board of Directors, management or policies of the Company; (vi) take any action that could reasonably be expected to force the Company to make a public announcement regarding any of the types of matters referred to in clauses (i), (ii) or (iii) above; or (vii) enter into any discussions, negotiations, agreements, arrangements or understandings with any third party with respect to any of the foregoing. Moore also agrees during such period not to request the Company or any of its representatives to amend or waive any provision of this paragraph (including this sentence). If at any time during such period Moore is approached by any third party concerning its or their participation in any of the types of matters referred to in clauses (i), (ii) or (iii) above, Moore will promptly inform the Company of the nature of such contact and the parties thereto. Moore hereby acknowledges that neither it nor any of its affiliates or associates is on the date hereof the beneficial owner shares of capital stock of the Company.

        Moore further agrees that, for a period of thirty-six months from the date hereof, neither it nor any of its affiliates will solicit to employ any officer or employee of the Company or any of its subsidiaries, so long as they are employed by the Company or any of its subsidiaries, without obtaining the prior written consent of the Company. The term "solicit to employ" does not include general solicitations of employment not specifically directed towards employees of the Company and its subsidiaries.

        It is expressly understood by the parties hereto that this agreement is not intended to, and does not, constitute an agreement to consummate a Transaction or to enter into a definitive Transaction agreement, and neither the Company nor Moore will have any rights or obligations of any kind whatsoever with respect to a Transaction by virtue of this agreement or any other written or oral expression by either party hereto or their respective representatives unless and until a definitive agreement relating thereto between the Company and Moore is executed and delivered, other than for the matters specifically agreed to herein.



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Moore Corporation Limited -- Page Four

        Moore further acknowledges that (i) the Company and its representatives shall be free to negotiate with any other person and enter into a definitive agreement with regard to a Transaction without prior notice to Moore or any other person, (ii) the Company reserves the right to reject any and all proposals made by Moore or any of its representatives with regard to a possible Transaction and to terminate any discussions or negotiations with Moore at any time, and (iii) neither the Company nor any of its affiliates or representatives nor any third party with whom the Company enters into any agreement for, or completes, a business combination transaction shall have any liability to you arising out of or relating to such a business combination transaction (other than any liability arising under a definitive Transaction agreement with Moore in accordance with the terms thereof).

        Moore agrees to keep a record of the Evaluation Material furnished to it or its representatives and of the location thereof. In the event that the Transaction is not effected after Moore has been furnished with Evaluation Material, Moore will promptly upon the request of the Company deliver to the Company the Evaluation Material and all copies thereof, except for that portion of the Evaluation Material which consists of Analyses, without retaining any copy thereof. That portion which consists of Analyses will be held by Moore and kept confidential and subject to the terms of this Agreement or destroyed at the request of the Company. Such destruction shall be confirmed in writing to the Company.

        The term "Evaluation Material" does not include information which (i) is or becomes generally available to the public other than as a result of a disclosure by Moore or its representatives, (ii) was available to Moore on a non-confidential basis prior to its disclosure to Moore by the Company or its representatives or (iii) becomes available to Moore on a non-confidential basis from a source other than the Company or its representatives, provided, however, that such source is not bound by a confidentiality agreement with the Company or its representatives.

        Although Moore understands that the Company has endeavored to include in the Evaluation Material information known to the Company which the Company believes to be relevant for the purpose of its investigation, Moore further understands that, except as may otherwise be agreed in writing, the Company does not make any representation or warranty as to the accuracy or completeness of the Evaluation Material. Moore agrees that neither the Company nor any of its representatives shall have any liability to Moore or any of its representatives resulting from the use of the Evaluation Material by Moore or its representatives.

        Moore understands and agrees that no failure or delay in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or
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Moore Corporation Limited -- Page Five

partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege hereunder.

        Moore understands and agrees that money damages would not be a sufficient remedy for any breach of this Agreement by Moore or its representatives and that the Company shall be entitled to equitable relief, including injunction and specific performance, as a remedy for any such breach.

        Such remedy shall not be deemed to be the exclusive remedy for any such breach but shall be in addition to all other remedies available at law or equity to the Company.

        This Agreement shall be governed by and construed in accordance with the laws of the State of New York without reference to the conflicts of laws principles thereof.

        If you are in agreement with the foregoing, please sign and return one copy of this Agreement to the undersigned which will constitute our agreement with respect to the subject matter hereof. This Agreement may be executed in several counterparts, all of which together shall constitute one and the same agreement.

                                        Very truly yours,

                                        PEAK TECHNOLOGIES GROUP, INC.

                                        By: /s/ Nicholas R.H. Toms
                                           -----------------------------------
                                           Nicholas R.H. Toms
                                           Chairman & Chief Executive Officer


                                             Confirmed and agreed to as of
                                              the date first above written:
                                               MOORE CORPORATION LIMITED

                                        By: /s/ Joseph M. Duane
                                            ----------------------------------
                                            Joseph M. Duane
                                            Vice President Corporate Development
                                               and General Counsel